SimilarWeb – First LMA to LSA LOAN MODIFICATION AGREEMENT This Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of November 13, 2022 (the “LMA Effective Date”), by and among (a) SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054, USA and with a loan production office located at 275 Grove Street, Suite 2-200, Newton, Massachusetts 02466, USA (“Bank”) and (b) (i) SIMILARWEB LTD, a company organized under the laws of the State of Israel (“ISR Borrower”); (ii) SIMILARWEB UK LIMITED, a limited liability company incorporated under the laws of England and Wales with company number 08634777 and its registered address at Milton Gate, 60 Chiswell St., London EC1Y 4SA, United Kingdom, (“UK Borrower”); and (iii) SIMILARWEB, INC., a Delaware corporation with its registered address at 16 E. 34th St., 15th Floor, New York, NY 10016, USA (“US Borrower) (ISR Borrower, UK Borrower and US Borrower are hereinafter jointly and severally, individually and collectively, referred to as “Borrower”). 1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owed by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of December 30, 2020, evidenced by, among other documents, a certain Loan and Security Agreement dated as of December 30, 2020 (as may be further amended, modified, restated, replaced or supplemented from time to time in accordance with its terms, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement. 2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by (a) the Collateral as defined in the Loan Agreement, (b) the Charged Property, as defined in each of (i) that certain Debenture – Fixed Charge dated as of December 30, 2020, as amended on even date hereof (as amended from time to time), between ISR Borrower and Bank, and (ii) that certain Debenture – Floating Charge dated as of December 30, 2020, as amended on even date hereof (as amended from time to time), between ISR Borrower and Bank, (c) the Security Assets, as defined in the Debenture dated December 30, 2020, as amended on even date hereof (as amended from time to time) between UK Borrower and Bank and (d) the Intellectual Property Collateral as defined in each of (i) the Intellectual Property Security Agreement dated as of December 30, 2020, as amended on even date hereof (as amended from time to time) between ISR Borrower and Bank, and (ii) the Intellectual Property Security Agreement dated December 30, 2020, as amended on even date hereof (as amended from time to time) between US Borrower and Bank (the “IP Agreements” and together with any other collateral security granted to Bank, the “Security Documents”). Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”. 3. DESCRIPTION OF CHANGE IN TERMS. A. Modifications to Loan Agreement. 1. The Loan Agreement shall be amended by deleting the text, appearing in Section 2.4(a) to the Loan Agreement in its entirety and inserting in lieu thereof the following: “ 2.4 Payment of Interest on the Credit Extensions. (a) Interest Rate. Subject to Section 2.4(b), the principal amount outstanding under the Revolving Line shall accrue interest at a rate equal to the greater of: (i) a floating per annum rate equal to one quarter of one percent (0.25%) above the Prime Rate; or (ii) a fixed per annum rate equal to three and one half of one percent (3.5%), in each case, which interest shall be payable monthly in accordance with Section 2.4(d) below.” 2. The Loan Agreement shall be amended by deleting the text, appearing in Section 7.3 to the Loan Agreement in its entirety and inserting in lieu thereof the following: DocuSign Envelope ID: 32B9B254-CB8B-43B4-B4DA-EF296C91B8CB

2 SimilarWeb – First LMA to LSA “ 7.3 Mergers or Acquisitions. Merge or consolidate with any other Person, or acquire all or substantially all of the capital stock or property of another Person (including, without limitation, pursuant to a Division). In case the Company shall wish to enter into any of the foregoing transactions it shall provide Bank a written notice to that effect, detailing all economic, legal and other material terms of such transaction, including a confirmation that consummation of such transaction shall not result in breach of the Company’s financial covenants set forth hereunder or in any other Event of Default (the “Company’s Notice”) and the Bank shall provide the Company its response to such notice, in its commercially reasonable discretion, within 5 Business Days from receipt by the Bank of the Company’s Notice, provided that to the extent that the Bank shall not provide its response within the said 5 Business Days, it shall be deemed as if the Bank provided its consent to such transaction. It is clarified that at Bank’s request, Borrower shall provide Bank such other reasonable information regarding such transaction.” 3. The Loan Agreement shall be amended by deleting the text, appearing in Section 8.12 to the Loan Agreement in its entirety and inserting in lieu thereof the following: “ 8.12 Non-Borrowing Subsidiaries. All Borrower’s direct or indirect Subsidiaries that are not parties to this Agreement (for all such Subsidiaries measured together), at any time maintain assets (including cash) with an aggregate gross value greater than the equivalent of an amount equal to Sixteen Million Dollar ($16,000,000)”. 4. The Loan Agreement shall be amended by deleting the following text from Section 10 thereof: “If to Borrower: SimilarWeb Ltd. 121 Menachem Begin Road Tel Aviv 6701203, Israel Attn: Jason Schwartz, CFO E-Mail: jasons@similarweb.com” and inserting in lieu thereof the following: and “If to Borrower: Similarweb Ltd. 33 Yitzhak Rabin Road Givatayim 5348303, Israel Attn: Jason Schwartz, CFO E-Mail: jasons@similarweb.com” 5. The Loan Agreement shall be amended by amending the following definitions in Section 13 thereof by deleting them in their entirety and replacing with the following: “Revolving Line” is an aggregate amount of Seventy Five Million Dollars ($75,000,000). “Revolving Line Maturity Date” is December 31, 2024. 4. Exhibit B (Compliance Certificate). The Compliance Certificate appearing as Exhibit B to the Loan Agreement is deleted in its entirety and replaced with the Compliance Certificate attached as Schedule 1 hereto. 5. It is hereby agreed and acknowledged that the Qualified IPO has been consummated prior to the date hereof and therefore all provisions that were contingent to such consummation shall be interpreted accordingly. 6. The Exhibits attached to the Loan Agreement as Exhibits D-4 through D-10 shall be replaced with the Schedule 2 through Schedule 8 attached hereto. DocuSign Envelope ID: 32B9B254-CB8B-43B4-B4DA-EF296C91B8CB

3 SimilarWeb – First LMA to LSA 7. FEES AND EXPENSES. Borrower shall pay to Bank a modification fee equal to (i) Two Hundred Sixty Two Thousand Five Hundred Dollars ($262,500), which shall be due and payable on the date hereof and shall be deemed fully earned as of the date hereof, and (ii) Two Hundred Sixty Two Thousand Five Hundred Dollars ($262,500), which shall be due and payable on the one (1) year anniversary of the LMA Effective Date and shall be deemed fully earned as of such date. Borrower shall also reimburse Bank for all legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents (including reasonable attorney’s fees and expenses for documentation and negotiation of this Loan Modification Agreement which shall not exceed Thirty Thousand Dollars ($30,000) as of the LMA Effective Date). 8. RATIFICATION OF DEBENTURE. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of the ISR Debenture, and acknowledges, confirms and agrees that the ISR Debenture shall remain in full force and effect in accordance with its terms. 9. RATIFICATION OF IP AGREEMENT. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of the IP Agreements and acknowledges, confirms and agrees that the IP Agreements (i) contains accurate and complete listings of all Intellectual Property Collateral, as defined in the IP Agreements, in all material respects and (ii) shall remain in full force and effect in accordance with their terms. 10. RATIFICATION OF PERFECTION CERTIFICATES. (a) ISR Borrower hereby confirms the terms and disclosures contained in a certain Perfection Certificate of ISR Borrower dated as of even date hereof and acknowledges, confirms and agrees that the disclosures and information ISR Borrower provided to Bank in such Perfection Certificate have not changed, as of the date hereof. (b) UK Borrower hereby confirms the terms and disclosures contained in a certain Perfection Certificate of UK Borrower dated as of even date hereof and acknowledges, confirms and agrees that the disclosures and information UK Borrower provided to Bank in such Perfection Certificate have not changed, as of the date hereof. (c) US Borrower hereby confirms the terms and disclosures contained in a certain Perfection Certificate of US Borrower dated as of even date hereof and acknowledges, confirms and agrees that the disclosures and information US Borrower provided to Bank in such Perfection Certificate have not changed, as of the date hereof. 11. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above. 12. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations. 13. NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder. 14. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan DocuSign Envelope ID: 32B9B254-CB8B-43B4-B4DA-EF296C91B8CB

4 SimilarWeb – First LMA to LSA Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement. 15. COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank. [The remainder of this page is intentionally left blank] DocuSign Envelope ID: 32B9B254-CB8B-43B4-B4DA-EF296C91B8CB

DocuSign Envelope ID: 32B9B254-CB8B-43B4-B4DA-EF296C91B8CB

This Loan Modification Agreement is executed as of the date first written above.

US BORROWER

SIMILARWEB INC.

DocuSigned by:

By: ______________________ 444698355D344E8...
Name: Jason Schwartz
Title: CFO

By: ______________________
Name: ______________________
Title: ______________________

ISR BORROWER

SIMILARWEB LTD

DocuSigned by:

By: ______________________ 444698355D344E8...
Name: Jason Schwartz
Title: CFO

By: ______________________
Name: ______________________
Title: ______________________

UK BORROWER

EXECUTED AS A DEED BY
SIMILARWEB UK LIMITED.
acting by 2 directors:

DocuSigned by:

Signature of director.............444698355D344E8...

Name of Director........... Jason Schwartz

DocuSigned by:

Signature of director .... Or Offer BD488D7276D1453...

Name of Director .... Or Offer

BANK

SILICON VALLEY BANK

DocuSigned by:

By: George Charbadze BAE4EC0F0662479...
Name: George Charbadze
Title: Operational Relationship Manager

5

SimilarWeb – First LMA to LSA